EXHIBIT 99.1
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                                                                     Contacts:
                                           Walter Berger, EVP, Treasurer & CFO
                                       Kate Healey, Media & Investor Relations
                                                                  317.266.0100



For Immediate Release
April 14, 2004



                  EMMIS ANNOUNCES PROPOSED DEBT RESTRUCTURING

Indianapolis: Emmis Operating Company, a wholly-owned subsidiary of Emmis Communications Corporation (NASDAQ: EMMS), today announced that it plans to offer $350 million of senior subordinated notes in a Rule 144A offering. In connection with the proposed offering, the company also intends to enter into a new senior credit facility in an aggregate amount of approximately $1 billion, consisting of a term loan facility of $650 million and a revolving loan facility of $350 million.

Emmis intends to use the net proceeds from the proposed offering and borrowings under the new senior credit facility to repay all indebtedness under the existing credit facility of Emmis Operating Company, to repurchase or redeem all of the outstanding senior subordinated notes of Emmis Operating Company and to repurchase all or a portion of the senior discount notes of Emmis Communications. The proposed offering of senior discount notes and the other refinancing transactions are expected to close in May 2004.

The securities to be offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

EMMIS COMMUNICATIONS
Emmis Communications is an Indianapolis based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations.



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CERTAIN STATEMENTS INCLUDED ABOVE WHICH ARE NOT STATEMENTS OF HISTORICAL FACT
AND STATEMENTS IDENTIFIED WITH THE WORDS "PLANS," "EXPECTED" OR "INTENDS" OR WORDS OF SIMILAR MEANING ARE INTENDED TO BE, AND ARE, IDENTIFIED AS "FORWARD-LOOKING STATEMENTS," AS DEFINED IN THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF EMMIS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULT, PERFORMANCE OR ACHIEVEMENT EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENT. SUCH FACTORS INCLUDE, AMONG OTHERS, GENERAL ECONOMIC AND BUSINESS CONDITIONS; FLUCTUATIONS IN THE DEMAND FOR ADVERTISING; INCREASED COMPETITION IN THE BROADCASTING INDUSTRY INCLUDING THE IMPLEMENTATION OF COMPETING FORMATS IN LARGE MARKETS; CHANGES IN THE COSTS OF PROGRAMMING; CHANGES IN INTEREST RATES; INABILITY TO CLOSE PENDING ACQUISITIONS OR TO GROW THROUGH SUITABLE ACQUISITIONS; TERRORIST ATTACKS OR OTHER LARGE-SCALE DISASTERS; AND OTHER FACTORS MENTIONED IN DOCUMENTS FILED BY EMMIS WITH THE SECURITIES AND EXCHANGE COMMISSION. EMMIS DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.




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